Exhibit 10.1

EXECUTION VERSION

CONSENT AND SIXTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Consent and Sixth Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 9th day of January, 2018, by and between SILICON VALLEY BANK, a California corporation with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and COLLEGIUM PHARMACEUTICAL, INC., a Virginia corporation with an office located at 780 Dedham Street, Suite 800, Canton, Massachusetts 02021 (“Borrower”).

RECITALS

A.                                    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of August 28, 2012, as amended by that certain First Amendment to Loan and Security Agreement dated as of January 31, 2014, by and between Borrower and Bank, as amended by that certain Assumption and Second Amendment to Loan and Security Agreement (the “Second Amendment”) dated as of August 12, 2014, by and between Borrower and Bank, as amended by that certain Third Amendment to Loan and Security Agreement dated as of September 25, 2014, by and between Borrower and Bank, as further amended by that certain Fourth Amendment to Loan and Security Agreement dated as of October 31, 2014, by and between Borrower and Bank, and as further amended by that certain Consent and Fifth Amendment to Loan and Security Agreement dated as of December 31, 2015, by and between Borrower and Bank (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.                                    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.                                    Borrower has requested that Bank amend the Loan Agreement to (i) provide for a new term loan facility to Borrower, (ii) consent to the Subsidiary Formation (as defined herein) and (iii) make certain revisions to the Loan Agreement as more fully set forth herein.

D.                                    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                      Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.                                      Amendments to Loan Agreement.

2.1                               Section 1 (Loans).  Section 1 of the Loan Agreement is amended by inserting the words “2017 Final Payment, 2017 Prepayment Fee, NewCo Reimbursement Obligations” immediately following the words “Final Payment,” appearing therein.

2.2                               Section 3.10 (Additional Agreements).  Section 3.10 of the Loan Agreement is amended by inserting the following sentence to appear at the end of Section 3.10 thereof:

“Notwithstanding the foregoing, Borrower and Bank hereby agree that the covenants set forth in this Section 3.10 do not apply to NewCo.”

2.3                               Section 4 (Term).  Section 4 of the Loan Agreement is amended by deleting the words “Growth Capital Maturity Date” appearing therein and inserting the words “2017 Term Loan Maturity Date” in lieu thereof.

2.4                               Section 5 (Events of Default).  Section 5 of the Loan Agreement is amended by (i) deleting the word “or” appearing before subsection (x), (ii) deleting the “.” appearing in the final sentence thereof, and (ii) inserting the following subsection (xi) appearing therein:

“                                          ; (xi) Borrower fails to deliver to Bank a duly executed Amended and Restated Loan and Security Agreement, in form and substance satisfactory to Bank, along with such documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate, on or prior to March 31, 2018; or (xii) Borrower fails to cause NewCo to transfer all balances in the Sales Account within one (1) Business Day after the Minimum Quarterly Payment for such calendar quarter has been satisfied (as provided in the Commercialization Agreement), to an account in the name of Borrower maintained with Bank.”

2.5                               Schedule A (Loan Terms).  Schedule A of the Loan Agreement is amended by inserting the following new section entitled “2017 Term Loan” to appear following the section entitled “Growth Capital Term Loan” therein:

2017 Term Loan

2017 Term Loan:

Subject to the terms and conditions of this Agreement, and upon the delivery by Borrower to Bank of a completed and executed irrevocable LOAN PAYMENT/ADVANCE REQUEST FORM (in a form acceptable to Bank) on or about the Sixth Amendment Effective Date, Bank shall make one (1) Loan to Borrower in an original principal amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000.00) (the “2017 Term Loan”); provided that, all or a portion of the 2017 Term Loan shall be used to repay in full Borrower’s outstanding obligations and liabilities to Bank with respect to the Growth Capital Term A Loan and the Growth Capital Term B Loans (including the Final Payment in an amount of Twenty-One Thousand Five Hundred Sixteen and 15/100 Dollars ($21,516.15)). Borrower hereby authorizes Bank to apply such proceeds to the outstanding obligations under the Growth Capital Term A Loan and Growth Capital Term B Loans as part of the funding process without actually depositing such funds in an account of Borrower. After repayment, the 2017 Term Loan (or any portion thereof) may not be reborrowed.

Bank will be obligated to make the 2017 Term Loan, so long as (i) each of the representations and warranties in Section 3 of the Agreement is materially true on the date the LOAN PAYMENT/ADVANCE REQUEST FORM is submitted and on the Sixth Amendment Effective Date (except to the extent they relate specifically to an earlier date, in which case such representation and warranties shall continue to have been true and accurate in all material respects as of such specified date), and (ii) no Event of Default shall have occurred and be continuing or result from the 2017 Term Loan.

2017 Term Loan Maturity Date:	December 1, 2022 (the “2017 Term Loan Maturity Date”).

Repayment:

Commencing on the 2017 Term Loan Amortization Date and continuing on each Payment Date thereafter, Borrower shall repay the 2017 Term Loan in (i) equal consecutive monthly installments of principal based on the Repayment Schedule, plus (ii) monthly payments of accrued interest at the rate set forth below. All outstanding principal and accrued and unpaid interest under the 2017 Term Loan, and all other outstanding Obligations with respect to the 2017 Term Loan, are due and payable in full on the 2017 Term Loan Maturity Date.

Interest Rate:

The 2017 Term Loan shall accrue interest on the outstanding principal balance at a floating per annum rate of three-quarters of one percent (0.75%) above the Prime Rate. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

Default Rate:	Any amounts outstanding during the continuance of an Event of Default shall bear additional interest at the rate of five percent (5.0%) per annum.

Permitted Prepayment:	Borrower shall have the option to prepay all (but not less than all) of the 2017 Term Loan provided Borrower (i) provides written notice to Bank of its election to prepay the 2017 Term Loan at least five (5) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal and accrued interest under the 2017 Term Loan, (B) the 2017 Prepayment Fee, (C) the 2017 Final Payment, and (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

Mandatory Prepayment:

If the 2017 Term Loan is accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal and accrued interest under the 2017 Term Loan, (ii) the 2017 Prepayment Fee, (iii) the 2017 Final Payment, and (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

Request to Debit Accounts:

Bank may debit any of Borrower’s deposit accounts (including account number(s): xxxxxxx928) at Bank for principal and interest payments or any amounts Borrower owes Bank when due. Bank will notify Borrower when it debits Borrower’s accounts. Such debits are not a set-off. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest shall accrue.

2.6                               Schedule A (Loan Terms).  Schedule A of the Loan Agreement is amended by deleting the following section entitled “Fees” and inserting in lieu thereof the following:

FEES

Final Payment:	Borrower will pay the Final Payment, when due hereunder.

Commitment Fee:	Borrower will pay on the Effective Date a fully earned, non-refundable commitment fee of Five Thousand Dollars ($5,000.00).

2017 Final Payment:	Borrower will pay the 2017 Final Payment, when due hereunder.

2017 Prepayment Fee:	Borrower will pay the 2017 Prepayment Fee, when due hereunder.

2.7                               Schedule A (Loan Terms).  Schedule A of the Loan Agreement is amended by deleting the provision entitled “Banking Matters” in its entirety and inserting in lieu thereof the following:

BANKING MATTERS

Banking Matters:

Borrower shall maintain all of its and all of its Subsidiaries’ (excluding NewCo and Securities Corp.) operating, depository and securities accounts with Bank and Bank’s Affiliates, provided, further, Borrower (individually and not on a consolidated basis) shall at all times have on deposit in operating, depository and securities accounts maintained with Bank or Bank’s Affiliates, cash in an amount equal to or greater than one hundred five percent (105.0%) of the then-outstanding Obligations of Borrower to Bank. Bank may restrict withdrawals or transfers by or on behalf of Borrower that would violate this provision, regardless of whether an Event of Default exists at such time. In addition to the foregoing, Borrower shall conduct all of its cash management, Letters of Credit, and foreign exchange banking with Bank and Bank’s Affiliates.”

2.8                               Schedule A (Loan Terms).  Schedule A of the Loan Agreement is amended by deleting the section entitled “Financial Covenant” in its entirety and inserting in lieu thereof the following:

FINANCIAL COVENANT

Liquidity Ratio:	Borrower shall maintain at all times, to be tested as of the last day of each month, a Liquidity Ratio of at least 2.0 to 1.0.

2.9          Schedule A (Loan Terms).  Schedule A of the Loan Agreement is amended by inserting the following new section entitled “Post-Closing Conditions” to appear immediately following the section entitled “Financial Covenant”:

POST-CLOSING CONDITIONS

Post-Closing Conditions:

Within thirty (30) days after the Sixth Amendment Effective Date, Bank shall have received (i) updated evidence satisfactory to Bank that the insurance certificates and policies required by Section 3.5 hereof are in full force and effect and (ii) evidence showing lender’s loss payable and/or additional insured clauses and cancellation notice (or endorsements reflecting same) in favor of Bank (collectively, the “Post-Closing Deliverables”). Borrower’s failure to provide the Post-Closing Deliverables within thirty (30) days after the Sixth Amendment Effective Date shall result in an immediate Event of Default for which there shall be no grace or cure period.

2.1                               Schedule B (Collateral).  Schedule B of the Loan Agreement is amended in its entirety and replaced with the Schedule B attached as Exhibit 1 hereto.

2.2          Schedule C (Definitions).  The following new terms and their respective definitions are inserted to appear alphabetically on Schedule C of the Loan Agreement:

“              “2017 Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the 2017 Term Loan Maturity Date, (b) the repayment of the 2017 Term Loan in full, (c) as required pursuant to Schedule A, or (d) the termination of this Agreement, equal to Seven Hundred Eighteen Thousand Seven Hundred Fifty Dollars ($718,750.00).”

“              “2017 Prepayment Fee” shall be an additional fee payable to Bank, with respect to the 2017 Term Loan, in an amount equal to:

(a)           for a prepayment of the 2017 Term Loan made on or prior to the first (1st) anniversary of the Sixth Amendment Effective Date, three percent (3.0%) of the then outstanding principal amount of the 2017 Term Loan immediately prior to such prepayment;

(b)           for a prepayment of the 2017 Term Loan made after the first (1st) anniversary of the Sixth Amendment Effective Date, but on or prior to the second (2nd) anniversary of the Sixth Amendment Effective Date, two percent (2.0%) of the then outstanding principal amount of the 2017 Term Loan immediately prior to such prepayment; and

(c)           for a prepayment made after the second (2nd) anniversary of the 2017 Term Loan, but prior to the 2017 Term Loan  Maturity Date, one percent (1.0%) of the then outstanding principal amount of the 2017 Term Loan immediately prior to such prepayment.

Notwithstanding the foregoing, Bank agrees to waive the 2017 Prepayment Fee if Bank closes on the refinance and re-documentation of the 2017 Term Loan (in its sole and absolute discretion) on or prior to the 2017 Term Loan Maturity Date.”

“              “2017 Term Loan” is defined in Schedule A.”

“              “2017 Term Loan Amortization Date” is July 1, 2019; provided that, upon the occurrence of the Interest Only Extension Event, the 2017 Term Loan Amortization Date is January 1, 2020.”

“              “2017 Term Loan Maturity Date” is defined in Schedule A.”

“              “Application” means that certain Application and Letter of Credit dated as of even date hereof.”

“              “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.”

“              “Commercialization Agreement” means that certain Commercialization Agreement by and among Depomed, Inc., NewCo, and Borrower, dated as of December 4, 2017, as amended by that certain Amendment No. 1, dated as of January 9, 2018, as in effect on the Sixth Amendment Effective Date.”

“              “EBITDA” means, as calculated on a consolidated basis with respect to Borrower and its Subsidiaries, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.”

“              “Excluded Sublicenses” are sublicenses granted by NewCo to Borrower pursuant to the Commercialization Agreement.”

“              “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Loan and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).”

“              “Interest Only Extension Event” means confirmation by Bank in writing that Borrower has achieved (calculated on a consolidated basis with respect to Borrower and its Subsidiaries) EBITDA in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00) for two (2) consecutive calendar quarters for the period commencing as of the Sixth Amendment Effective Date and ending on June 30, 2019.”

“              “Liquidity Ratio” means, as of any date of determination, a ratio of (a) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents of Borrower maintained at Bank or Bank’s Affiliates, to (b) the aggregate amount of outstanding obligations and liabilities with respect to (i) the NewCo Reimbursement Obligations plus (ii) Bank Services.”

“              “Minimum Quarterly Payment” has the meaning as defined in the Commercialization Agreement.”

“              “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.”

“              “NewCo” means Collegium NF, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Borrower.”

“              “NewCo Letter of Credit” means a certain letter of credit issued by Bank on behalf of NewCo in favor of Depomed, Inc., in the face amount of Thirty-Three Million Seven Hundred Fifty Thousand Dollars ($33,750,000.00), pursuant to the terms of the Application, which by its terms expires on the one (1) year anniversary thereof (as automatically extended in accordance with its terms), subject to extension pursuant to the terms thereof, as may be amended, modified, supplemented and/or restated from time to time.”

“              “NewCo Reimbursement Obligations” means all of NewCo’s obligations and liabilities under the NewCo Letter of Credit (including reimbursement obligations as provided under the Application).”

“              “Payment-Bearing Products” has the meaning as defined in the Commercialization Agreement.”

“              “Post-Closing Deliverables” is defined in Schedule A.

“              “Repayment Schedule” means, forty-two (42) monthly payments of principal; provided that, upon the occurrence of the Interest Only Extension Event, the Repayment Schedule shall be thirty-six (36) monthly payments of principal.”

“              “Sales Account” means account number XXXXXXXX928 in the name of NewCo and maintained with Bank.”

“              “Sixth Amendment Effective Date” is January 9, 2018.

2.3          Schedule C (Definitions).  The following term and its respective definition appearing in Schedule C of the Loan Agreement is amended in its entirety and replaced with the following:

“              “Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

2.4          Schedule E (Compliance Certificate).   Schedule E of the Loan Agreement is amended in its entirety and replaced with the Schedule E attached as Exhibit 2 hereto.

2.5          Guaranty.  Borrower irrevocably, absolutely, and unconditionally guarantees to Bank the prompt and complete payment and performance when due (whether at stated maturity by acceleration or otherwise) of all of the obligations in connection with any sum, now or hereafter due relating to the NewCo Letter of Credit (including the NewCo Reimbursement Obligations).

3.             Limitation of Amendments.

3.1          The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.             Consent.  Borrower has notified Bank that Borrower intends to create NewCo (the “Subsidiary Formation”).  Borrower has requested that Bank consent to the Subsidiary Formation.  In addition, Borrower has notified Bank that Borrower has entered or will enter into certain transactions with NewCo and Depomed, Inc. pursuant to the Commercialization Agreement (the “Commercialization Agreement Transactions”). Bank hereby consents to the Subsidiary Formation and the Commercialization Agreement Transactions and agrees that neither the Subsidiary Formation nor the Commercialization Agreement Transactions shall, in and of themselves, constitute an “Event of Default” under the Loan Agreement, including Section 3.10(i) (relative to Borrower’s funds from gross sales of the Payment-Bearing Products being transferred to NewCo pursuant to the terms of the Commercialization Agreement), Section 3.10(iv) (relative to mergers or acquisitions), Section 3.10(vii) (relative to Permitted Investments), or Section 3.10(x) (relative to transactions with affiliates) thereof.  Borrower hereby acknowledges and agrees that nothing in this Section 4 or anywhere in this Amendment shall be deemed or otherwise construed as a waiver by Bank of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.

5.             Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1          Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3          The organizational documents of Borrower delivered to Bank on the Second Amendment Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect, except as set forth on Exhibit 2 annexed to the Second Amendment;

5.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.7                               This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.                                      Updated Schedule D.   Borrower has delivered an updated Schedule D (Statement of Borrower’s Information) to the Loan Agreement in connection with this Amendment attached hereto as Exhibit 3 (the “Updated Schedule D”), which Updated Schedule D shall supersede in all respects that certain Schedule D (Statement of Borrower’s Information) to the Loan Agreement previously delivered by Borrower to Bank in connection with the Second Amendment.  Borrower agrees that all references in the Loan Agreement to “Schedule D” shall hereinafter be deemed to be a reference to the Updated Schedule D.

7.                                      Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8.                                      Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.                                      Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of Bank’s legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BANK

SILICON VALLEY BANK

By:	/s/ Ryan Roller
Name:	Ryan Roller
Title:	Vice President

BORROWER

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Paul Brannelly
Name:	Paul Brannelly
Title:	Chief Financial Officer

SCHEDULE B

COLLATERAL

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property as such terms are defined under the Massachusetts Uniform Commercial Code:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, certificates of deposit, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any equity interests of Borrower in NewCo, (b) the Excluded Sublicenses, (c) any Intellectual Property of Borrower; provided, however, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property of Borrower, or (d) any accounts directly resulting from the sale of the Payment-Bearing Products and any cash, royalty fees, revenues, proceeds or income directly resulting from any of the foregoing Payment-Bearing Products; provided, however, the Collateral shall include all cash deposited in accounts in Borrower’s bank or securities accounts in Borrower’s name, including transfers by NewCo to Borrower pursuant to Section 7.7(b)(ii) of the Commercialization Agreement.

For purposes hereof, the following terms have the following meanings:

“Borrower’s Books” means all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Excluded Sublicenses” are sublicenses granted by NewCo to Borrower pursuant to that certain Commercialization Agreement by and among Depomed, Inc., NewCo, and Borrower, dated as of December 4, 2017.”

“Intellectual Property” means any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, domain names, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“NewCo” means Collegium NF, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Borrower.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, domain names, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Exhibit 2

SCHEDULE E

COMPLIANCE CERTIFICATE

TO:                           SILICON VALLEY BANK

FROM: COLLEGIUM PHARMACEUTICAL, INC.

The undersigned authorized officer of COLLEGIUM PHARMACEUTICAL, INC., a Delaware corporation (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank dated August 28, 2012 (as has been and may be amended, restated or modified from time to time, the “Agreement”), (i) Borrower is in complete compliance for the period ending                 with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date (except to the extent they relate specifically to an earlier date, in which case such representations and warranties shall continue to have been true and correct as of such specified date).  In addition, the undersigned authorized officer of Borrower certifies that Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements + CC	Monthly within 30 days	Yes	No
Annual (Audited) financial statements	FYE within 180 days	Yes	No
Board-approved projections	FYE within 60 days	Yes	No

Borrower only has deposit accounts located at the following institutions:                    .

Financial Covenant	Required	Actual	Complies
Liquidity Ratio	2.0:1.0	:1.0	Yes	No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:
COLLEGIUM PHARMACEUTICAL, INC.
Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE

	Compliance Status:	Yes	No
DATE

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.                                        Liquidity Ratio (Schedule A)

Required:                                           Borrower shall maintain at all times, to be tested as of the last day of each month, a ratio of (a) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents of Borrower maintained at Bank or Bank’s Affiliates, to (b) the aggregate amount of outstanding obligations and liabilities with respect to (i) the NewCo Reimbursement Obligations and (ii) Bank Services of at least 2.0 to 1.0.

Actual:            :1.0